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Exhibit 4.1

PARKER DRILLING COMPANY
SECOND AMENDED AND RESTATED 1997 STOCK PLAN

1.	Preamble.

	Parker Drilling Company, a Delaware corporation (the "Company"), hereby establishes the Parker Drilling Company 1997 Stock Plan (the "Plan) as a means whereby the Company may, through awards of stock options and restricted stock:

		(a)	provide employees, directors or consultants who are in a
position to contribute to the growth, management and success of the business of the Company and its Subsidiaries with additional incentive to promote the success of the Company and its Subsidiaries; and

		(b)	enable the Company to attract and retain the services of
employees, directors and consultants upon whose judgment and effort the successful conduct of its operations is largely dependent.

	Except as specifically provided herein, the provisions of the Plan do not apply to or affect any option, stock appreciation right, or stock heretofore or hereafter granted under any other stock or stock option plan of the Company or any Subsidiary, and all such options, stock appreciation rights or stock continue to be governed by and subject to the applicable provisions of the plan or agreement under which they were granted.

2.	Definitions.

	2.01	"Administrator" shall mean that person designated by the Board from time to time to administer the Awards made under the Plan, which designation shall be communicated to the Participants in writing.

	2.02	"Award"  shall mean a grant of an Option or the award of
Restricted Stock under 	the Plan.

	2.03 	"Award Agreement"  shall mean an agreement between the Company and a Participant which evidences the grant of an Option and/or the award of Restricted Stock to a Participant and sets forth the terms and conditions of such Option and/or Restricted Stock.

	2.04	"Board" or "Board of Directors" means the board of directors of the Company.



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	2.05	"Change in Control" means the occurrence of any one of the
following events:

		(a)	Any individual, entity or group (within the meaning of
Section 13(d)(3) or 14(d)(7) of the Exchange Act, except the Participant, his affiliates and associates, the Company, or any corporation, partnership, trust or other entity controlled by the Company (a "Subsidiary"), or any employee benefit plan of the Company or of any Subsidiary (each such individual, entity or group shall hereinafter be referred to as a "Person")) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company
Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting
Securities"), in either case, unless the Board in office immediately prior to such acquisition determines in writing within five business days of the receipt of actual notice of such acquisition that the circumstances do not warrant the implementation of the provisions of this Agreement; or

		(b)	Individuals who, as of the beginning of any twenty-four
month period, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the beginning of such period whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent
Board, but excluding for this purpose any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

		(c) 	Consummation by the Company of a reorganization, merger
or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the outstanding Company Common Stock and Company voting securities immediately prior to such Business Combination do not, immediately following such Business Combination, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business
Combination of the Outstanding Company Common Stock and Company
Voting Securities, as the case may be; or



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		(d)	(i) Consummation of a complete liquidation or
dissolution of the Company or (ii) sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of such corporation is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.


2.06 "Change of Control Price" means, with respect to the Common Stock, the higher of (a) the arithmetic average of the high and the low selling prices of the Common Stock on the new York Stock Exchange during the 30 calendar days preceding a Change of Control, or (b) the highest price paid or offered in a transaction with either (i) results in a Change of Control, or (ii) would be consummated but for another transaction which results in a Change of Control and, if it were consummated, would result in a Change of Control. With respect to clause (b) in the preceding sentence, the "price paid or offered" will be equal to the sum of (a) the face amount of any portion of the consideration consisting of cash or cash equivalents, and (b) the fair market value of any portion of the consideration consisting of real or personal property other than cash or cash equivalents, as established by an independent appraiser selected by the Compensation Committee.

2.07 "Code" means the Internal Revenue Code of 1986, as it exists now and as it may be amended from time to time.

2.08 "Compensation Committee" means the Compensation Committee of the Board, composed of two or more non-employee directors as determined by the Board.

2.09 "Common Stock" means the common stock of the Company, 16 2/3 cents par value per share.

	2.08	"Company" means Parker Drilling Company, a Delaware
corporation, and any successor thereto.

	2.09	"Director(s)" means a member or members of the Board.

	2.10	"Disability" means being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

	2.11	"Exchange Act" means the Securities Exchange Act of 1934, as it exists now or from time to time may hereafter be amended.



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	2.12	"Fair Market Value" means for the relevant day:

		(a)	If shares of Common Stock are listed or admitted to
unlisted trading privileges on any national or regional securities exchange, the last reported sale price, regular way, on the composite tape of that exchange on the day Fair Market Value is to be determined;

		(b)	If the Common Stock is not listed or admitted to
unlisted trading privileges as provided in paragraph (a), and if sales prices for shares of Common Stock are reported by the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ System"), then the last sale price for Common Stock reported as of the close of business on the day Fair Market Value is to be determined, or if no such sale takes place on that day, the average of the high bid and low asked prices so reported; if Common Stock is not traded on that day, the next preceding day on which such stock was traded; or

		(c)	If trading of the Common Stock is not reported by the
NASDAQ System or on a stock exchange, Fair Market Value will be determined by the Board in its discretion based upon the best available data.

	2.13 	"Incentive Stock Option" or "ISO" means an Option that
complies with the terms and conditions set forth in Section 422 of the Code and is designated as an ISO at the time of its grant.

	2.14	"Officer" means a corporate officer of the Company or any
Subsidiary or Affiliate of the Company.

	2.15	"Option" means the right of a Participant to purchase a
specified number of shares of Common Stock, subject to the terms and conditions of the Plan.

	2.16	"Option Date" means the date upon which an Option is granted, or Restricted Stock is awarded, to a Participant under the Plan.

	2.17	"Option Price" means the price per share at which an Option
may be exercised.

	2.18	"Participant" means an individual, or to the extent permitted as contemplated at Section 5 hereof, the account of an individual, to whom an Option or Restricted Stock has been granted under the Plan.

	2.19	"Plan" means the Parker Drilling Company 1997 Stock Plan
herein and as from time to time amended.

	2.20	"Restricted Stock" means Common Stock awarded to a Participant pursuant to the Plan and subject to the restrictions contained or authorized in Section 7 hereof.

	2.21	"Securities Act" means the Securities Act of 1933, as it
exists now or from time to time may hereinafter be amended.

	2.22	"Subsidiary" means any corporation or other entity of which
the majority voting power or equity interest is owned directly or indirectly by the Company.


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	2.23	"Termination of Employment" means:

		(a)	with respect to an employee, when the employee's
employment relationship with the Company and all of its Subsidiaries is terminated, regardless of any severance arrangements. A transfer from the Company to a Subsidiary or affiliate of the Company or a Subsidiary, or vice versa is not a termination of employment for purposes of the Plan; or

		(b)	with respect to a consultant, when the consultant's
consulting relationship with the Company is terminated either due to the termination of any consulting agreement, or otherwise, regardless of the fact that no employment relationship exists.


	2.24	Rules of Construction.

		(a)	Governing Law.  The construction and operation of the
Plan are governed by the laws of the State of Oklahoma.

		(b)	Undefined Terms.  Unless the context requires another
meaning, any term not specifically defined in the Plan has the meaning given to it by the Code.

		(c)	Headings.  All headings in the Plan are for reference
only and are not to be utilized in construing the Plan.

		(d)	Gender.  Unless clearly appropriate, all nouns of either
gender refer indifferently to persons of either gender.

		(e)	Singular and Plural.  Unless clearly inappropriate,
singular terms refer also to the plural and vice versa.

		(f)	Severability.  If any provision of the Plan is
determined to be illegal or invalid for any reason, the remaining provisions shall continue in full force and effect and shall be construed and enforced as if the illegal or invalid provision did not exist, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

3.	Stock Subject to the Plan.

	Except as otherwise provided in Section 11, the total number of shares of Common Stock reserved and available for distribution pursuant to Awards under the Plan shall be 7,000,000 shares. Such number of shares may be increased as contemplated in the last sentence of this Section 3 or by amendment by the Board. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. Awards under the Plan may be of shares of Restricted Stock and/or Options. Options granted hereunder may be: (a) Incentive Stock Options or (b) non-qualified options. Only employees of the Company or any Subsidiary thereof shall be eligible to receive Incentive Stock Options under the Plan. Reserved shares may be either authorized but unissued shares or treasury shares, in the Board's discretion. If any Awards hereunder shall terminate or expire, as to any number of shares, or Options are exercised (and any related withholding tax paid) by the delivery (actual, constructive or by attestation) of shares of Common Stock, new Options and Restricted Stock may thereafter be awarded hereunder with respect to such delivered shares or expired or terminated Awards.


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4.	Administration.

	The Plan shall be administered by the Board, or by such Person(s) as authorized by the Board. In addition to any other powers set forth in the Plan, the Board or the Compensation Committee has the authority:

	(a)	to construe and interpret the Plan, and to remedy any
ambiguities or inconsistencies therein;

	(b)		to establish, amend and rescind appropriate rules and
regulations relating to the Plan;

	(c)		subject to the express provisions of the Plan, to determine
the individuals who will receive Awards of Options and/or Restricted
Stock, the times when they will receive them, the number of shares to be subject to each Award and the Option Price, payment terms, payment method, and expiration date applicable to each Award;

	(d)		to contest on behalf of the Company or Participants, at the
expense of the Company, any ruling or decision on any matter relating to the Plan or to any Awards of Options and/or Restricted
Stock;

	(e)		generally, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the
Awards of Options and/or Restricted Stock as it may deem necessary or advisable;

	(f)		to determine the form in which tax withholding under
Section 14 of the Plan will be made; and

	(g)		to amend the Plan or any Option or Restricted Stock granted or awarded hereunder as may be necessary in order for any business combination involving the Company to qualify for pooling-of-interest treatment under APB No. 16.

5.	Eligible Participants.

	Subject to the provisions of the Plan, the persons who shall be eligible to participate in the Plan and be granted Awards shall be those persons who are employees or directors of the Company or any Subsidiary or consultants under contract to the Company, who shall be in a position, in the opinion of the Board or Compensation Committee, to make contributions to the growth, management and success of the Company or its Subsidiaries. Of those persons described in the preceding sentence, the Board or Compensation Committee may, from time to time, select persons to be granted Awards and shall determine the terms and conditions with respect thereto. In making any such selection and in determining the form of the Award, the Board or the Compensation Committee may give consideration to the functions and responsibilities of the person, to the person's contributions to the Company or its Subsidiaries, the value of the individual's service to the Company or its Subsidiaries and such other factors deemed relevant by the Board. In the event and to the extent authorized by the United States Departments of Treasury and Labor, the Parker Drilling Company Stock Bonus Plan account of an employee of the Company or a Subsidiary may also be a Participant, the Board may grant Options to such account and, to the extent such account is a Participant, the Options in such an account shall be subject to all of the terms and provisions of the Plan as if the Options had been granted to the individual for whom the account is maintained.


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6.	Terms and Conditions of Options.

	The Board (or the Compensation Committee, which shall have the same authority throughout this section) may, in its discretion, grant Options to any Participant under the Plan. Each Option shall be evidenced by an agreement between the Company and the Participant. Unless the Board at the time of grant specifically designates Options granted under the Plan as Incentive Stock Options, all Options granted under the Plan shall be Non-Qualified Stock Options ("NQSO's). Each Option agreement, in such form as is approved by the Board, shall be subject to the following express terms and conditions and to such other terms and condition, not inconsistent with the Plan as the Board may deem appropriate:

	(a)	Option Period.  Each Option granted under the Plan shall be
for such period as is established by the Board, except that each ISO shall expire no later than ten years after the Option Date. Where
Options are exercisable in installments, the right to purchase any shares shall be cumulative, so that when the right to purchase any shares has matured, such shares may be purchased thereafter until the expiration of the Option. The Board shall have the power to accelerate the exercisability of installments for any Option granted under the Plan.

	(b)		Option Price.  At the time when the Option is granted, the
Board will fix the Option Price.  In the case of ISO's, the Option
Price shall be no less than the Fair Market Value on the Option Date and in the case of all other Options granted under the Plan, the Option Price shall be as determined in the sole discretion of the Board, but in no event may the Option Price be less than the par value for a share of Common Stock.

	(c)		Other Option Provisions.  The form of Option authorized by the
Plan may contain such other provisions as the Board may from time to time determine, including:

			(i)	"Discounted Options" which may be granted to any
Participant.  A "Discounted Option" is an Option having an
Option Price per share less than the Fair Market Value at the Option Date provided such Option Price shall not be less than 50% of the Fair Market Value at the Option Date.

			(ii)	"Reload Options" which may be granted only to employees
of the Company or a Subsidiary.  A "Reload Option" is an
Option automatically granted to a Participant pursuant to the terms of an Award Agreement upon the delivery of shares of
Common Stock to pay any required withholding tax in respect of the exercise of an Option (the "delivered shares").  Such
Reload Option entitles the Participant to purchase (at an
option price equal to the Fair Market Value at the time of
such delivery) a number of shares of Common Stock equal to the number of delivered shares.  Reload Options shall be subject to all of the terms of the Plan and the Award Agreement in
respect to which they are granted, including the Option Period for the Option exercised by delivery of the delivered shares, and shall not be exercisable before the earlier of one year
after their grant or the day before the expiration of such
Option Period.  In the discretion of the Board, Reload Options granted on the exercise of ISO's may be ISO's or non-qualified options.

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	(d)	Incentive Stock Options. ISO's may only be granted to
employees of the Company or of a Subsidiary. The aggregate Fair Market Value (determined as of the Option Date of the ISO) of the Common Stock with respect to which ISO's are first exercisable by a Company or Subsidiary employee during any calendar year under all Option plans of the Company shall not exceed $100,000. An ISO granted to an employee who, at the time the ISO is granted, owns Common Stock possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or a Subsidiary thereof shall have an exercise price equal to not less than 110 percent (110%) of the Fair Market Value on the Option Date. In addition, no more than 4,000,000 shares of Common Stock may be issued as ISO's granted under the Plan and no ISO may be granted under the Plan after the tenth anniversary of the date the Plan is approved by the stockholders of the Company. Any
Participant who disposes of shares acquired upon the exercise of an ISO either (i) within two years after the Option Date of the Option under which the shares were acquired or (ii) within one year after the acquisition of such shares shall notify the Company of such disposition and of the amount realized. Failure by a Participant to so notify the Company of such a disposition of shares shall entitle the Company to treat the shares of Common Stock issued to such Participant as void ab initio or to recover from the Participant the greater of the value of the shares disposed of as of the date of disposition or the value of the shares disposed of as of the date the Company learns of such disposition from either (i) any amounts due to such Participant from the Company or a Subsidiary, or (ii) otherwise. The Company may, at its discretion, place a legend noting the possible consequences of a Participant's failure to provide such disposition notice on shares of Common Stock delivered upon the exercise of an ISO.

	(e)	No person shall have any rights of a stockholder with respect to any shares to be delivered upon the exercise of an Option until such time as such Option is validly exercised.

7.	Terms and Conditions of Restricted Stock Awards.

	The Board (or the Compensation Committee which shall have similar authority throughout this section), in its discretion, may grant Restricted Stock to any Participant under the Plan, the purchase price of which shall be established by the Board. Each grant of Restricted Stock shall be evidenced by an Award Agreement between the Company and the Participant. All shares of Common Stock awarded to Participants under the Plan as Restricted Stock shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Board shall deem appropriate:

	(a)	Restrictions on Transfer.  Shares of Restricted Stock awarded to Participants shall contain such restrictions on transfer as the Board may determine in its sole discretion. Except as permitted under Section 12 of the Plan, shares of Restricted Stock awarded to Participants may not be sold or transferred before such restrictions on transfer lapse, and may only be pledged to the Company or any Subsidiary to satisfy any obligations that the Participant may have to the Company or the Subsidiary with respect to the acquisition of such shares of Restricted Stock. Subject to the provisions of


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subparagraphs(b) and (c) below and any other restrictions imposed by law, the certificates for any shares of Restricted Stock the restrictions on which have lapsed will be transferred to the Participant or, in the event of his death, to the beneficiary or beneficiaries designated by writing filed by the Participant with the Board for such purpose or, if none, to his estate. Delivery of shares in accordance with the preceding sentence shall be made within the 30-day period after such restrictions shall lapse.


	(b)	Certificates Deposited With Company.  Each certificate issued in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and deposited with the Company. Each such certificate shall bear the following
(or a similar) legend:

		"The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) relating to Restricted
Stock contained in the Parker Drilling Company 1997
Stock Plan, as amended (the "Plan"), and an agreement entered into between the registered owner and Parker
Drilling Company. Copies of such Plan and agreement are on file at the principal office of Parker Drilling
Company."

	(c)	Stockholder Rights.  Subject to the foregoing restrictions,
each Participant shall have all the rights of a stockholder with respect to his shares of Restricted Stock including, but not limited to, the right to vote such shares.

	(d)	Dividends.  On each Common Stock dividend payment date, each
Participant shall receive an amount equal to the dividend paid on that date on a share of Common Stock, multiplied by his number of shares of Restricted Stock.

8.	Manner of Exercise of Options

	To exercise an Option in whole or in part, a Participant (or, after his death, his executor or administrator) or his assignee (as contemplated at Section 12 hereof) must give written notice to the Administrator, stating the number of shares with respect to which he intends to exercise the Option. The Company will issue the shares with respect to which the Option is exercised upon payment in full of the Option Price. The Option Price may be paid (i) in cash, (ii) in shares of Common Stock held by the Participant, his executor, administrator, or assignee, and having an aggregate Fair Market Value, as determined as of the close of business on the day prior to the day on which such Option is exercised, equal to the Option Price, (iii) if permitted by the Board or Compensation Committee, a promissory note in the amount of the Option Price, which note shall provide for full personal liability of the maker and shall contain such other terms and provisions as the Board or Compensation Committee may determine, including without limitation the right to repay the note partially or wholly with Common Stock, (iv) if authorized in the Award Agreement for the Option being exercised, by delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay for all Common Stock acquired through such



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exercise and any tax withholding obligations resulting from such exercise,
(v) if authorized in the Award Agreement for the Option being exercised, by the withholding by the Company, pursuant to a written election delivered by the Participant, his executor, administrator, or assignee, to the Administrator on or prior to the date of exercise, from the shares of Common Stock issuable upon any exercise of the Option that number of shares having a Fair Market Value as of the close of business on the day prior to the day on which such Option is exercised equal to such Option Price, (vi) by constructive delivery ("attestation") of shares of Common Stock held by the Participant, his executor, administrator, or assignee, and having an aggregate Fair Market Value, as determined as of the close of business on the day of exercise, equal to the Option Price effected through providing the Company with a notarized statement on or before the day of exercise attesting to the number of shares owned by the Participant, his executor, administrator, or assignee, that will serve as the Option Price payment shares, or (vii) as authorized in the Award Agreement for the Option being exercised, by a combination of such methods. The Option Price may also be paid in shares of Common Stock which were received by the Participant, his executor, administrator, or assignee, upon the exercise of one or more Options or as an award of Restricted Stock under the Plan and upon which all restrictions have lapsed.

9.	Vesting.

	A Participant may not exercise an Option until it has become vested. The portion of an Option Award that is vested depends upon the vesting restrictions, if any, established by the Board or Compensation Committee for such Option at the time of its grant and the period that has elapsed since the Option Date.

10.	Change of Control.

	Notwithstanding the provisions of Sections 6 and 7 or anything contained in a Participant's agreement to the contrary, upon a Change in Control, all Options and/or Restricted Stock shall be subject to the following:

	(a)	The restrictions and limitations applicable to any Options
shall lapse, and such Options shall become free of all restrictions and become fully vested to the full extent of the original grant.

	(b)	The Company shall have the right to acquire from Participants their vested Options for which the value, as established in the
Change of Control Price, of the Common Stock issuable upon exercise thereof is greater than the Option Price, by payment of the amount by which the price per share of Common Stock, as established in the
Change of 	Control Price, exceeds the Option Price; and

	 (c)	All Restricted Stock shall become free of all restrictions and be fully vested and transferable.




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11.	Adjustments to Reflect Changes in Capital Structure.

	If there is any change in the corporate structure or shares of the Company, the Board of Directors may, in its discretion, make any adjustments necessary to prevent accretion, or to protect against dilution, in the number and kind of shares authorized by the Plan and, with respect to outstanding Options and/or Restricted Stock, in the number and kind of shares covered thereby and in the applicable Option Price. For the purpose of this Section 11, a change in the corporate structure or shares of the Company includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, spin-off, reorganization, or liquidation and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation.

12.	Non-Transferability of Options and Restricted Stock; Limited
Exception to Transfer 	Restrictions.

	(a)	Unless otherwise expressly provided in this Section 12, by
applicable law or by any Award Agreement, as the same may be amended, evidencing the grant or award of Restricted Stock or
Options: Awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; Awards shall be exercised only by the person to whom such Awards were granted or awarded (a "Recipient");
and amounts payable or shares issuable pursuant to Awards shall be delivered only to or for the account of a Recipient.


	(b)	Except as precluded by any applicable law, the Board may
permit Awards to be transferred to and exercised by and paid to certain persons or entities related to the Recipient, including, but not limited to members of the Recipient's immediate family (parents, grandparents, children, grandchildren, spouse, siblings), charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Recipient's immediate family and/or charitable institutions, or to such other persons or entities as may be approved by the Board, pursuant to such conditions and procedures as the Board may establish. Any permitted transfer shall be subject to the condition that the Board receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes on a gratuitous or donative basis and without consideration other than nominal consideration.

	(c)	The exercise and transfer restrictions in this Section 12
shall not apply to:

		(i)	transfers to the Company;

		(ii)	the designation of a beneficiary to receive benefits in
the event of the Recipient's death or, if the Recipient has died, transfers to or exercise by the Recipient's beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;

		(iii)	transfers pursuant to a domestic relations order;

		(iv)	if the Recipient has suffered a disability, permitted
transfers or exercises on behalf of the Recipient by his or her legal representative; or

		(v)	the authorization by the Board of "cashless exercise"
procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable laws and the express authorization of the Board.

	(d)	In the event of a transfer of an Award pursuant to Subsection
(b) or (c) of this Section 12, the Recipient will remain liable for any taxes (including withholding and social security taxes) due upon or as a consequence of the exercise of or lapse of any restrictions in respect of an Award and neither the Company nor the Board shall have any obligation to provide notice to a transferee of any event or information that has, will or could in any way affect an Award or its exercise.

13.	Rights as Stockholder.

	No person shall have any rights of a stockholder as to shares of Common Stock subject to an Award under the Plan until, after proper exercise of the Award or other action required, such shares shall have been recorded on the Company's official stockholder records as having been issued or transferred. Upon exercise of the Award or any portion thereof, the Company will have thirty (30) days in which to issue the shares, and the Participant will not be treated as a stockholder for any purpose whatsoever prior to such issuance. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued or transferred in the Company's official stockholder records, except as provided herein or in an Agreement.


14.	Withholding Tax.

	No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Administrator, withholding obligations may be settled with shares of Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Administrator may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settlement of withholding obligations with shares of Common Stock.

15.	Termination of Employment.

(a) In the event of a Participant's Termination of Employment for any reason other than death or disability any Option or Restricted Stock shall expire forthwith; provided, however, that with the approval of the Board evidenced by a writing signed by an executive officer of the Company other than the Participant, unvested Options may be: (i) allowed to remain in effect and to vest and be exerciseable in accordance with the terms of the Award Agreement evidencing such options, or (ii) accelerated to vest immediately. Any Options exercisable at the time of such termination, or which become exerciseable in accordance with this paragraph may be exercised up to a date after such termination that is determined by the Board, but not exceeding five years from the date of such termination and not beyond the date the Option otherwise would have expired in accordance with the Award Agreement evidencing such Option. The restrictions on Restricted Stock may be eliminated so that such Restricted Stock is free of such restrictions at the time of Termination of Employment and not forfeited upon such Termination of Employment.

(b) Upon the death of a Participant, all unvested Options shall vest immediately and all restrictions on Restricted Stock shall lapse. A Participant's estate or beneficiaries shall have a period up to the later of one year after the Participant's death or the expiration date specified in the Award Agreement within which to exercise the Option; provided, however, in the case of ISO's, the Participant's estate or beneficiaries may exercise an Option only until the expiration date specified in the Award Agreement. Any Option may be immediately exercised in full by the Participant's estate or beneficiaries. In the event the Participant's estate is closed with exercisable Options then unexercised, the rights under this paragraph shall pass by will or the laws of descent and distribution. In the case of Restricted Stock, the restrictions on such Restricted Stock shall be deemed to have lapsed immediately before such Participant's death.

(c) Upon the disability of a Participant, all unvested Options shall vest immediately and all restrictions on Restricted Stock shall lapse. In the event of a Participant's disability during employment, the Participant, or his or her guardian or legal representative shall have a period up to the expiration date specified in the Award Agreement within which to exercise the Option. In the case of Restricted Stock, the restrictions on such Restricted Stock shall be deemed to have lapsed immediately before the disability of such Participant.


16.	Cancellation of Option Grants and Restricted Stock.

	(a)	After Termination of Employment.  If there is a Termination of
Employment with respect to a Participant for any reason other than death, and, pursuant to paragraph (a) or (c) of Section 15, one or more Options have not yet expired or the restrictions pertaining to Restricted Stock have not lapsed, the Board, in its sole discretion, which may be delegated to the Chief Executive Officer of the Company or to the Chairman of the Board, may cancel any such Options at any time prior to the exercise thereof or declare forfeited any such Restricted Stock before the related restrictions lapse unless the following conditions are met:

		(i)	The Participant shall not render services for any
organization or engage directly or indirectly in any business which, in the judgment of the Chief Executive Officer of the Company, is or becomes competitive with the Company, or which is or becomes otherwise prejudicial to or in conflict with the interests of the Company. The judgment of the Chief Executive
Officer shall be based on the Participant's positions and responsibilities while employed by the Company, the Participant's post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company and the other organization or business, the effect on the Company's customers, suppliers and competitors of the Participant's assuming the post-employment position, and such other considerations as are deemed relevant given the appli-cable facts and circumstances. The Participant shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as such stock or securities are listed upon a recognized securities exchange or traded over-the-counter, and such investment does not represent a substantial investment to the Participant or a greater than five percent (5%) equity interest in the organization or business.

		(ii)	The Participant shall not, without prior written
authorization from the Company, disclose to anyone outside the Company, or use in other than the Company's business, any confidential information or material relating to the business of the Company, acquired by the Participant either prior to or after such Participant's Termination of Employment.

	(b)	Before Termination of Employment.  The Board, in its sole
discretion, which may be delegated to the Chief Executive Officer of the Company or to the Chairman of the Board, may cancel any Options held by a person or reduce the number thereof at any time prior to the exercise thereof or declare forfeited a part or all of any shares of Restricted Stock awarded to a Participant under the following circumstances:

		(i)	The Participant's conduct either in connection with his
or her employment by the Company or otherwise is deemed
inimical to the interests of the Company.
		(ii)	The Participant's employment responsibilities with the
Company are reduced or altered and the Board determines that the Participant would not have been granted the Options or awarded the shares of Restricted Stock, or such number of Options or shares of Restricted Stock, had the Participant's employment responsibilities been at the reduced or altered level at the time of the grant or award of such Options or shares of Restricted Stock.


17.	No Right To Employment.

	Participation in the Plan will not give any Participant a right to be retained as an employee of the Company or any Subsidiary, or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the Plan.

18.	Amendment of the Plan.

	The Board may from time to time amend or revise the terms of the Plan in whole or in part and may without limitation, adopt any amendment deemed necessary.

19.	Notice.

	Any written notice to the Company required by any of the provisions of the Plan shall be addressed to the Administrator, if so required under the Plan, and otherwise to the Chairman of the Board or to the Chief Executive Officer of the Company, and shall become effective when it is received by the office of such Administrator, Chairman or the Chief Executive Officer.

20.	Company Benefit and Compensation Plans.

	Nothing contained in the Plan shall prevent any Participant prior to death, or the Participant's dependents or beneficiaries after the Participant's death, from receiving, in addition to any Options or Restricted Stock provided for under the Plan, any salary, incentive or performance plan Awards, payments under a Company retirement plan or other benefits that may be otherwise payable or distributable to such Participant, or to the Participant's dependents or beneficiaries under any other plan or policy of the Company or otherwise. To the extent permitted by law, grants of Options or awards of Restricted Stock under the Plan may be made in combination with, or as alternatives to, grants, awards or payments under other Company plans.

21.	Representations and Warranties.

	No person shall at any time have a right to be selected as a Participant in the Plan, nor having been selected as a Participant for one Award to be selected as a Participant for any other Award, and no person shall have any authority to enter into any agreement assuring such selection or making any warranty or representation with respect thereto. A Participant shall have no rights to or interest in any Option or Restricted Stock except as set forth herein.

22.	Unfunded Plan.

	Insofar as it provides for grants of Options and awards of Restricted Stock, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are or may become entitled to Common Stock under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by Common Stock, nor shall the Plan be construed as providing for such segregation, nor shall the Company nor the Board be deemed to be a trustee of any Common Stock issuable or deliverable under the Plan. Any liability of the Company to an Participant with respect to a grant of Options or award of Restricted Stock under the Plan shall be based solely upon any contractual obligations that may be created by the Plan or an Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.


23.	Conditions Upon Issuance of Shares.

	An Option shall not be exercisable, a share of Common Stock shall not be issued pursuant to the exercise of an Option, and restrictions on Restricted Stock awarded shall not lapse until such time as the issuance and delivery of such share pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares of Common Stock may then be listed (including the listing requirements for such Common Stock on the Exchange), and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Common Stock is being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

24.	Effective Date and Termination of Plan.

	24.1	Effective Date.  The Plan is effective as of the date of its adoption by the Board of Directors.

	24.2	Termination of the Plan.  The Board may terminate the Plan at any time with respect to any shares that are not then subject to Options or Restricted Stock. Termination of the Plan will not affect the rights and obligations of any Participant with respect to Options or Restricted Stock awarded before termination.

	* * * * *
	The undersigned, being the duly elected Secretary of Parker Drilling Company, does hereby certify that the foregoing Parker Drilling Company Second Amended and Restated 1997 Stock Plan was approved and adopted by the Board of Directors effective as of April 25, 2001.

	/s/ Ronald C. Potter
	------------------------------
	Ronald C. Potter
	Corporate Secretary




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